UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 18, 2013

PerkinElmer, Inc.

(Exact Name of Registrant as Specified in Charter)

Massachusetts	001-05075	04-2052042
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

940 Winter Street, Waltham, Massachusetts		02451
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (781) 663-6900

Not applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On July 18, 2013, PerkinElmer Health Sciences, Inc. (“PerkinElmer Health Sciences”), an indirect wholly owned subsidiary of PerkinElmer, Inc., entered into a purchase and sale agreement (the “Agreement”) for the sale of the PerkinElmer Health Sciences’ facility located at 549 Albany Street, Boston, Massachusetts (the “Property”) for $49.5 million to Senior Housing Properties Trust.

Under the terms of the Agreement, simultaneously with the closing of the sale of the Property, PerkinElmer Health Sciences will enter into a lease agreement (the “Lease”) with Senior Housing Properties Trust or its designee whereby PerkinElmer Health Sciences will lease back the Property for its continued use as an office, laboratory, production and distribution facility.

The Lease has an initial term of 15 years commencing upon the execution of the Lease. Pursuant to the terms of the Lease, PerkinElmer Health Sciences will pay an initial base annual rent of $3.1 million. After the first year of the Lease, the base rental amount will increase annually by 2.25%. PerkinElmer Health Sciences has the right to extend the term of the Lease for two additional periods of ten years each.

These transactions are subject to customary closing conditions, including satisfactory completion of a due diligence period, and are expected to close in the third quarter of 2013.

The foregoing description of the Agreement and related matters is qualified in its entirety by reference to the Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PERKINELMER, INC.

Date: July 22, 2013	/s/ Joel S. Goldberg
Joel S. Goldberg
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Purchase and Sale Agreement dated July 18, 2013 between PerkinElmer Health Sciences, Inc. and Senior Housing Properties Trust